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Exhibit 21.1

MERRILL CORPORATION

Name of Subsidiary	State or Other Jurisdiction of Incorporation	Percentage of Ownership
Merrill Communications LLC	Delaware	100
FMC Resource Management Corporation	Washington	100
Merrill Real Estate Company	Minnesota	100
Merrill Corporation, Canada	Ontario	100
793473 Ontario Ltd.	Ontario	100
2089711 Ontario, Inc.	Ontario	100
Quebecor Merrill Canada Inc.	Canada	100
Cetara Corporation	Minnesota	100
Merrill/Global, Inc.	Minnesota	100
Merrill Corporation Ltd.	United Kingdom	100
Merrill France S.A.R.L.	France	100
Merrill Germany GmbH	Germany	100
Merrill Ventures, Inc.	Minnesota	100
Merrill OfficeTiger LLC	Delaware	100
Inventive Marketing Services, Inc.	Minnesota	100
Merrill Fine Arts Engraving, Inc.	Minnesota	100
Merrill Brink International Corporation	Minnesota	100
Merrill Brink International Ltd.	Ireland	100
WordWave, Inc.	Delaware	100
LegaLink, Inc.	Delaware	100
VITAC Corporation	Pennsylvania	100
LAD Acquisition Corp.	Delaware	100
WordWave International PTY Ltd.	Australia	100
National Transcription Services PTY Ltd.	Australia	100
Smith Bernal Group Ltd.	United Kingdom	100
Wordwave International Limited	United Kingdom	100
Captioning & Subtitling International Limited	United Kingdom	50
Captioning & Subtitling CSI PTY Ltd.	Australia	100
Talk Write Back Limited	United Kingdom	100
WordWave International Limited	Asia	100
WordWave International Limited	Malaysia	100
LiveNote Reporting Ltd.	Bermuda	40

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  Exhibit 21.1
MERRILL CORPORATION